EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

3D HEADQUARTERS
ROCK HILL, SOUTH CAROLINA

BETWEEN

KDC-CAROLINA INVESTMENTS 3, LP
AS SELLER

AND

3D SYSTEMS CORPORATION
AS PURCHASER

December 18, 2006

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LIST OF EXHIBITS

Exhibit 1.1.1	Legal Description

Exhibit 1.1.3	Inventory of Personal Property

Exhibit 2.1	Computation of Purchase Price

Exhibit 3.1.2	Property Reports

Exhibit 3.3.1	Schedule of Service Contracts

Exhibit 3.3.2	Schedule of Warranties

Exhibit 10.2.1	Form of Special Warranty Deed

Exhibit 10.2.2	Affidavit of Value

Exhibit 10.2.3	Form of Bill of Sale

Exhibit 10.2.4	Form of Assignment and Assumption of Contracts

Exhibit 10.2.6	Form of FIRPTA Affidavit

Exhibit 10.2.10	Form of Seller’s Affidavit, South Carolina Withholding

Exhibit 10.2.11	Form of Termination of Lease

Exhibit 12.21	Incentives Agreement and Fee-in-Lieu-of-Taxation Agreement

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3D Systems Corporation Headquarters Building
Rock Hill, South Carolina

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of the 18th day of December, 2006 (the “Effective Date”), is made by and between KDC-CAROLINA INVESTMENTS 3, LP, a Delaware limited partnership (“Seller”), and 3D SYSTEMS CORPORATION, a Delaware corporation (“Purchaser”).

R E C I T A L S:

Seller, as landlord, and Purchaser, as tenant, have entered into that certain Lease Agreement dated February 8, 2006, by and between Seller and Purchaser with respect to the lease by Seller of the Premises described therein to Purchaser, as amended by that certain First Amendment to Lease Agreement dated August 7, 2006, but effective as of June 15, 2006, that certain Second Amendment to Lease Agreement entered into effective as of October 6, 2006 (the “Second Amendment”) and that certain Third Amendment to Lease Agreement entered into simultaneously with the date hereof (the “Third Amendment”) (collectively, the “Lease”).

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.             THE PROPERTY.

1.1.          Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s right, title and interest in the real property and personalty constituting the Premises as defined in the Lease, including without limitation the following (collectively, the “Property”):

1.1.1.       Certain land (the “Land”) located on the western side of Overview Drive in Waterford Business Park, City of Rock Hill, York County, South, and more specifically described in Exhibit 1.1.1 attached hereto, which Land specifically includes the Expansion Land (as defined in the Lease);

1.1.2.       The buildings, parking areas, improvements, and fixtures now situated or being constructed on the Land pursuant to the Lease (the “Improvements”);

1.1.3.       All furniture, personal property, machinery, apparatus, and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the “Personal Property”), and generally described on Exhibit 1.1.3 attached hereto. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business;

1.1.4.       All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.5.       Any street or road abutting the Land;

1.1.6.       Subject to Section 3.3.1, all contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined); and

1.1.7.       Subject to Section 3.3.2, all engineer’s, designer’s, manufacturer’s and builder’s guaranties and warranties relating to the Land, Improvements or Personal Property.

1.2.          “As-Is” Purchase. Seller warrants the Improvements including, without limitation, the foundations, slab, structural frame, roof deck, and exterior walls of the Improvements against defective design, workmanship, and materials, latent or otherwise, for a period of one year from the date of Substantial Completion (the “Warranty Period”). Seller shall repair or replace at its sole cost and expense any defective item of Improvements occasioned by defective design, workmanship, or materials that Purchaser discovers during the Warranty Period. Upon the expiration of the Warranty Period, Seller shall cause the material and labor warranties for the general contractor, the roof on the Improvements, the window glazing and the mechanical, including HVAC, electric and plumbing systems to be assigned to Purchaser. In addition, Seller shall deliver to Purchaser all other continuing assignable guaranties and warranties received by Seller in connection with the construction of the Improvements and shall perform (or cause the performance of) for the benefit of Purchaser but at Purchaser’s expense any continuing, non-assignable guaranties and warranties. Notwithstanding the foregoing, Seller has no obligation to assign any warranty or guaranty to Purchaser if Purchaser is obligated to but has not maintained an item covered by the warranty or guaranty in good condition and repair. The obligations Seller undertakes under the terms of this subsection shall survive the Closing hereof and shall not merge into the Deed. “Substantial Completion” or “Substantially Complete” means that (i) the Improvements are substantially completed in accordance with the Final Plans and Specifications (as defined in the Lease) except for minor details of construction, decoration or mechanical adjustments which do not interfere in any material respect with Purchaser’s access to or use or enjoyment of the Improvements and (ii) a temporary or conditional certificate of occupancy or its equivalent permitting fixturing and occupancy of the Improvements has been obtained. Notwithstanding anything in this Agreement to the contrary, a certificate of occupancy from the applicable governmental authority and a certificate from Seller’s architect that the Improvements have been completed in substantial compliance with the Final Plans and Specifications shall confirm that Substantial Completion of the Improvements has occurred, absent manifest error.

Except as set forth above in this Section 1.2, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and as of Closing. Except as expressly set forth in this Agreement, including but not limited to the limitations set forth in the next paragraph of this Section 1.2, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos or harmful or toxic substances (“Substances”) or pertaining to the extent, location or nature of Substances. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

Purchaser waives its right to recover from, and forever releases and discharges Seller, Seller’s affiliates, Seller’s investment advisor and manager, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.) (collectively, the “Statutes and Laws”), except, however, any claims arising under the Statutes and Laws for violations thereof caused by Seller or Seller’s agents or conditions created by Seller or Seller’s agents in the construction of the Project which were not disclosed by Seller to Purchaser through reasonably diligent efforts in conducting its investigations. Except with regard to the foregoing limitation in the preceding sentence, but without otherwise limiting the foregoing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller and all other Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, the Statutes and Laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Property be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Seller unless Seller’s actions have caused such contamination of the Property.

1.2.1.       Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Special Warranty Deed (the “Deed”)  in the condition described in Section 3.4 and title to the Personal Property by Bill of Sale without warranty as to the title or the physical condition of such personalty.

2.             PRICE AND PAYMENT.

2.1.          Purchase Price. The purchase price for the Property (the “Purchase Price”) is the sum of (a) TEN MILLION FORTY-EIGHT THOUSAND AND NO/100 DOLLARS

($10,048,000) U.S, to be adjusted pursuant to Section 7.5 below. For purposes of making the adjustments provided in such Section, attached as Exhibit 2.1 is a computation of the Purchase Price.

2.2.          Payment. Payment of the Purchase Price is to be made in cash as follows:

2.2.1.       On or before December 19, 2006, Purchaser shall make an earnest money deposit with the Title Company of THREE HUNDRED ONE THOUSAND FOUR HUNDRED FORTY AND NO/100 DOLLARS ($301,440.00) (the “Initial Deposit”). On or before January 2, 2007, Purchaser shall make an additional earnest money deposit with the Title Company of SEVEN HUNDRED THREE THOUSAND THREE HUNDRED SIXTY AND NO/100 DOLLARS ($703,360.00) (the “Subsequent Deposit”). If Purchaser fails to deposit either the Initial Deposit or Subsequent Deposit (collectively, the “Deposit”) on or before such dates, Seller may terminate this Agreement by written notice to Purchaser. The Deposit will be placed with and held in escrow by Chicago Title Insurance Company (“Title Company”), as an agent for Purchaser and Seller, at 2001 Bryan St., Ste. 1700, Dallas, TX 75201, Attention: Joycelyn Armstrong, in immediately available funds (to the extent the Deposit is in cash) in an interest-bearing account at a mutually acceptable financial institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

2.2.2.       Unless Purchaser has theretofore terminated this Contract pursuant to the provisions of Section 3.1 hereof, on January 2, 2007 (the “Deposit Release Date”) the Deposit shall be deemed fully earned by Seller and be non-refundable to Purchaser, and the Title Company shall release same to Seller.

2.2.3.       At Closing, Purchaser shall pay Seller the balance of the Purchase Price, subject to adjustment for the prorations as provided herein and the adjustments pursuant to Section 7.5 below to the Title Company for disbursement to Seller via wire transfer in immediately available funds.

2.3.          Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing on or before January 31, 2007 (the “Closing Date”) unless Purchaser desires to hold the Closing on an earlier date. The Closing will take place at the offices of the Title Company at 10:00 a.m. local Rock Hill, South Carolina time or at such other time and place as may be agreed upon in writing by Seller and Purchaser. Closing shall occur through an escrow with the Title Company. Funds shall be deposited into and held by the Title Company in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. As a condition precedent to the Closing, Purchaser shall not at such time be in default under the Lease and shall have paid all sums required under the Lease through such date to Seller including, but not limited to, the amount of any excess in (i) the Amended Project Costs, which must be approved by Purchaser, over (ii) the total Project Costs set forth in the Development Budget attached to the Lease, as provided in Exhibit F to the Lease. The Lease shall remain in effect until the Closing, but except as set forth in Section 41 of the Lease (which Section of the Lease shall explicitly survive the Closing), the Lease shall terminate and be of no further force and effect after the Closing.

3.             INSPECTIONS AND APPROVALS.

3.1.          Inspections.

3.1.1.       From the Effective Date until the Closing, Purchaser, Purchaser’s authorized agents and employees, as well as others authorized by Purchaser (“Purchaser’s Agents”), shall have full and complete access to the Property upon reasonable notice to Seller and shall be entitled upon reasonable notice to Seller to enter upon the Property to conduct and complete such investigations, inspections, evaluations, studies, tests and measurements (collectively, the “Investigations”) as Purchaser, in Purchaser’s sole discretion, deems necessary or advisable (including the removal of trees, shrubs, and other natural growth and features reasonably necessary in connection with such Investigations); provided, however, none of the Investigations so conducted will result in any material adverse change to the physical characteristics of the Property. If Purchaser is not satisfied with the Investigations or for any other reason, or no reason, determines that Purchaser does not want to close the acquisition of the Property pursuant to this Agreement, Purchaser shall, on or before 5:00 PM Rock Hill, South Carolina time on January 2, 2007 (the period from the Effective Date until such date being the “Inspection Period”), provide written notice of termination of this Agreement to Seller and the Title Company, in which event the Deposit shall be returned to Purchaser and thereafter neither Purchaser nor Seller shall have any further rights or obligations hereunder, other than those that expressly survive the termination of this Agreement.

3.1.2.       Seller has heretofore delivered to Purchaser the items related to the Property as set forth on Exhibit 3.1.2 (the “Property Reports”).

3.1.3.       Purchaser agrees that, in making any non-intrusive physical or environmental inspections of the Property, Purchaser and all of Purchaser’s Agents entering onto the Property shall carry not less than Two Million Dollars ($2,000,000) comprehensive general liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access and naming Seller as an additional insured. Purchaser represents and warrants that it carries not less than Two Million Dollars ($2,000,000) commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and will provide Seller with written evidence of same prior to entry on the Property.

3.1.4.       Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use all reasonable efforts not to interfere with the activity of any persons performing construction activities at the Property. Purchaser agrees to cooperate with any reasonable request by Seller in connection with any such inspection. Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to provide Seller with a copy of any and all information, materials and data that Purchaser and/or Purchaser’s Agents discover, obtain or generate in connection with or resulting from its inspection of the Property under Section 3.1 hereof.

3.1.5.       Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6.       PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING ATTORNEYS’ FEES AND COSTS, ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR OTHERWISE FROM THE EXERCISE BY PURCHASER OR PURCHASER’S AGENTS OF THE RIGHT OF ACCESS ONTO THE PROPERTY (COLLECTIVELY, “PURCHASER’S INDEMNITY OBLIGATIONS”). THIS SECTION 3.1.6 SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT IN THE EVENT THAT PRIOR TO THE EFFECTIVE DATE, PURCHASER, OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, CONSULTANTS, OR OTHER REPRESENTATIVES, HAVE ENTERED ONTO THE PROPERTY TO INSPECT, TEST, SURVEY OR OTHERWISE EXAMINE THE PROPERTY, AND THE RECORDS RELATING THERETO, THE INDEMNITY SET FORTH IN THIS SECTION 3.1.6 OF THE AGREEMENT SHALL APPLY RETROACTIVELY TO THE DATE OF SUCH INSPECTIONS, TESTING, SURVEYING AND EXAMINATION.

3.1.7.       Except as specifically set forth herein, and the Seller’s representations and warranties regarding the Property and specifically the Plans and Specifications for the Improvements as set forth under Section 3(h) of the Lease, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination of the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.1.8.       Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property. If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within ten (10) days thereafter by satisfying the same or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond. Failure by Purchaser to discharge or provide for the discharge of such lien shall be a material breach of this Agreement.

3.1.9.       Attached hereto as Exhibit 3.1.9 is an architect generated punch list (the “Punch List”) of remaining construction items with respect to the Improvements. On or before December 8, 2006, Purchaser shall provide to Seller in writing any additions to the Punch List desired by Purchaser (the “Purchaser Additions”), which shall be deemed to be the final, complete list of Purchaser’s required items to complete the Improvements under the Lease and this Agreement (and the provisions of this sentence shall survive the termination of this Agreement). By December 11, 2006 Seller shall notify Purchaser as to the which Purchaser Additions are acceptable and shall present Purchaser with a revised Punch List based on the Purchaser Additions that are acceptable to Seller (as so amended, the “Revised Punch List”). If Purchaser deems that any Seller deletions from the Purchaser Additions are not acceptable to Purchaser, or determines that the Revised Punch List Items are not on or before December 15, 2006 completed by Seller to the satisfaction of Purchaser, then Purchaser may terminate this Agreement as set forth in Section 3.1.1 above.

3.2.          Title and Survey. Within five (5) business days after the full execution of this Agreement, Seller shall cause to be delivered to Purchaser a commitment for title insurance on the Land, together with copies of all items shown as exceptions to title therein, issued by the Title Company, and a current as-built survey of the Land showing all the Improvements and the Permitted Encumbrances thereon (the “Survey”). Within seven (7) days after Purchaser receives the last of the Title Commitment and the Survey, Purchaser shall deliver to Seller a letter (the “Title/Survey Objection Letter”) outlining any objections that Purchaser has to any matters contained in the Title Commitment or Survey. Within four (4) days after Seller receives the Title/Survey Objection Letter, Seller shall then respond to the Title/Survey Objection Letter by providing Purchaser a letter (the “Title/Survey Response Letter”) stating those matters in the Title/Survey Objection Letter that Seller is willing to cure prior to Closing (the “Seller Cure Items”). Purchaser shall then three (3) business days in which to inform Seller that Purchaser is either (a) accepting the Seller Cure Items as the only items in the Title/Survey Objection Letter that will be cured, and waiving all other matters set forth in the Title/Survey Objection, or (b) terminating this Agreement, and in the event of such termination (i) neither Purchaser nor Seller shall have any further rights or obligations hereunder other than those rights and obligations that expressly survive such termination and (ii) the Lease shall remain in full force and effect. All of those items shown in the Title Commitment and Survey, other than the Seller Cure Items, shall be deemed to be approved by Purchaser and are “Permitted Encumbrances” as provided in Section 3.4 hereof.

3.3.          Contracts. Seller has heretofore furnished to Purchaser:

3.3.1.       All contracts and agreements relating to the operation or maintenance of the Property executed by Seller the terms of which extend beyond midnight of the day preceding the Closing Date which are identified on Exhibit 3.3.1 attached hereto (collectively, the “Service Contracts”). On or before the Closing Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the service, maintenance, supply or other contracts relating to the operation of the. Seller shall give notice of termination of such disapproved contract(s).

3.3.2.       All engineer’s, designer’s, manufacturer’s and builder’s guaranties and warranties relating to the Land, Improvements or Personal Property which are identified on Exhibit 3.3.2 (the “Warranties). To the extent that any of the Warranties are not transferable to

Purchaser, and at no cost or expense to Seller and at Purchaser’s cost and expense, Seller covenants to assist Purchaser in the enforcement of all such Warranties, which shall survive the Closing as a Surviving Obligation defined in Section 12.16 below .

3.4.          Permitted Encumbrances. Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1.       All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2.       All contracts which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3 and 5.3 hereof; and

3.4.3.       The lien of non-delinquent real and personal property taxes and assessments.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5.          Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing an ALTA Owner’s Policy of Title Insurance (the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of indefeasible fee simple title to the Property, and subject only to the Permitted Encumbrances. Seller shall execute at Closing Seller’s standard owner’s affidavit to facilitate the issuance of the Title Policy (but not additional matters required for any endorsements required by Purchaser). The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date. Purchaser may elect to obtain additional coverage or endorsements to the Title Policy at Purchaser’s sole cost and expense but obtaining such additional coverage or endorsements shall not be a condition precedent to Purchaser’s Closing obligations under this Agreement.

4.             CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS. In addition to any other conditions precedent to the performance of Purchaser’s obligations under this Agreement, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon satisfaction of each of the following conditions precedent (the conditions precedent set forth in this Section 4 being collectively referred to as the “Conditions Precedent”) as of Closing (any of which may be waived by written notice from Purchaser to Seller):

4.1.          Marketability of Property. Seller shall own indefeasible fee simple and insurable title to the Property, subject only to the Permitted Encumbrances.

4.2.          Seller Agreements. Seller shall have entered into no agreement, oral or written, not referred to herein, with reference to the Property that will survive Closing other than the Service Contracts, and neither Seller nor the Property shall be subject to any judgment or decree of a court of competent jurisdiction, or to any litigation or administrative proceeding which would in any way affect the Property or which would in any way be binding upon Purchaser, or Purchaser’s assigns, or affect or limit Purchaser’s or Purchaser’s assigns’ full use and enjoyment of the Property or which would limit or restrict in any way Seller’s right or ability to enter into this Agreement and consummate the transactions contemplated hereby. In addition, no further action shall be required as a prerequisite to the enforceability of this Agreement against Seller, in accordance with its terms.

4.3.          Notice of Eminent Domain. Neither Seller nor any agent of Seller shall have received any notices from any city, county or other governmental authority of any taking of the Property, or any portion thereof, by eminent domain or similar proceeding, and no such taking or other condemnation of the Property, or any portion thereof, shall be threatened or contemplated by any such governmental authority.

4.4.          Charges and Assessments. Seller shall be responsible for all charges and assessments (other than ad valorem property taxes for the year of Closing, which shall be prorated on a calendar year basis to the date of Closing) for sewer, water, streets, sidewalks and similar improvements by any governmental authority affecting the Property through and including November 21, 2006, and all such charges and assessments, whether or not due and payable prior to Closing, shall have been paid in full.

4.5.          Seller’s Authority. Seller shall have presented evidence satisfactory to Purchaser, Purchaser’s attorney and the Title Company with respect to the right, power and authority of designated representative(s) of Seller to execute the closing documents and consummate the sale of the Property.

4.6.          Purchaser’s Authorizations. Purchaser shall have received by the date of Closing all necessary and appropriate licenses, permits, approvals and authorizations (collectively, the “Authorizations”) from all governmental agencies, authorities, boards, commissions, departments and bodies (collectively, the “Agencies”) having or claiming to have jurisdiction over the Property and/or Purchaser in order to allow Purchaser to develop and use the Property as contemplated and in accordance with the Intended Use (as defined in the Lease). Seller agrees to fully cooperate with Purchaser in obtaining all necessary or appropriate Authorizations from the Agencies.

4.7.          Environmental Matters. There shall have been no adverse changes, and no notice shall have been served on or delivered to Seller from any entity, governmental body or individual claiming any violation of any Statutes and Laws or demanding payment or contribution for environmental cleanup costs, environmental damage, harm to endangered species, or injury to natural resources, or asserting liability with respect to same, first arising from and after the end of the Inspection Period.

Seller agrees to use its good faith, diligent efforts to cause each Condition Precedent that is Seller’s responsibility to attempt to satisfy under this Agreement to be satisfied as soon as reasonably possible after the Effective Date and to continue such efforts thereafter (if and as necessary to achieve such satisfaction). Purchaser agrees to use its good faith, diligent efforts to cause each Condition Precedent that is Purchaser’s responsibility to attempt to satisfy under this Agreement to be satisfied as soon as reasonably possible after the Effective Date and to continue such efforts thereafter (if and as necessary to achieve such satisfaction). In the event

Purchaser is not satisfied concerning the Conditions Precedent (or any of them), in Purchaser’s sole discretion, Purchaser shall so notify Seller in writing as to each Condition Precedent that is not then satisfied, and such written notice shall provide reasonable guidance as to what must be completed for each such Condition Precedent to be satisfied. If any such Condition Precedent that Purchaser notifies Seller in writing is not satisfied as of the Closing Date after reasonable, good faith effort on the part of Seller and Purchaser (as applicable) and if Purchaser does not waive any such unsatisfied Condition(s) Precedent, Purchaser may terminate this Agreement and the entire Deposit shall be returned to Purchaser; and the parties hereto, unless otherwise provided herein, shall thereafter have no further rights, obligations or liabilities hereunder.

5.             SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING.

Until Closing, Seller or Seller’s agent shall:

5.1.          Insurance. Keep the Property insured under its current or comparable policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

5.2.          Operation. Operate and maintain the Property substantially in accordance with Seller’s past practices with respect to the Property, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 7, Seller shall have an obligation to Purchaser to repair the Property in accordance with the parties’ obligations under the Lease.

5.3.          New Contracts. Enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.2 and which shall be cancelable on thirty (30) days written notice. If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within three (3) days thereafter, notifies Seller in writing of its intention to not assume such contract, it shall be treated as a contract approved by Purchaser under Section 3.3.1 hereof.

5.4.          New Leases. Seller will not execute new leases of the Property without the prior consent of Purchaser.

5.5.          Listing and Other Offers. From the date hereof until the termination of this Agreement, Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements regarding any disposition of the Property.

6.             REPRESENTATIONS AND WARRANTIES.

6.1.          By Seller. Seller represents and warrants to Purchaser as follows:

6.1.1.       Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware, is authorized to do business in the State of South Carolina, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its articles of incorporation or bylaws.

6.1.2.       To the best of Seller’s knowledge, performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement to which Seller is a party.

6.1.3.       To the best of Seller’s knowledge, the list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct and complete as of the date of delivery.

6.1.4.       Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).

6.2.          By Purchaser. Purchaser represents and warrants to Seller as follows:

6.2.1.       Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of South Carolina, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

6.2.2.       Purchaser is acting as principal in this transaction with authority to close the transaction.

6.2.3.       No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

6.2.4.       Purchaser acknowledges that, by the Closing Date, Purchaser will have had sufficient opportunity to inspect the Property fully and completely at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

6.2.5.       Prior to Closing, Purchaser will have had sufficient opportunity to review the contracts, expenses and other matters relating to the Property in order to determine, based upon its own investigations, inspections, tests and studies, whether to purchase the Property and to assume Seller’s obligations under the contracts and otherwise with respect to the Property.

6.2.6.       Neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America.

6.2.7.       Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

6.3.          Mutual. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this paragraph shall survive Closing hereunder.

7.             COSTS AND PRORATIONS.

7.1.          Closing Costs. Purchaser shall pay the following costs of closing this transaction:

7.1.1.       The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser, if any;

7.1.2.       Fifty percent (50%) of any and all real estate transfer, stamp or documentary tax(es), including but not limited to the South Carolina Deed Recording Fee;

7.1.3.       Fifty percent (50%) of any and all sales or use taxes relating to the transfer of personal property to Purchaser;

7.1.4.       Fifty percent (50%) of the cost of any owner’s title insurance policy in the amount of the Purchase Price, and one hundred percent (100%) of any premium charges, extended coverage or special endorsements required by Purchaser, including, any additional premium charge(s) for endorsements and/or deletion(s) of exception items;

7.1.5.       Fifty percent (50%) of any and all recording fees;

7.1.6.       Fifty percent (50%) of any and all escrow fees; and

7.1.7.       Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

7.2.          Seller’s Costs. Seller shall pay the following costs of closing this transaction:

7.2.1.       The fees and disbursements of Seller’s counsel;

7.2.2.       Fifty percent (50%) of any and all real estate transfer, stamp or documentary tax(es), including but nor limited to the South Carolina Deed Recording Fee;

7.2.3.       Fifty percent (50%) of any and all sales or use taxes relating to the transfer of personal property to Purchaser;

7.2.4.       Fifty percent (50%) of the cost of any owner’s title insurance policy in the amount of the Purchase Price;

7.2.5.       Fifty percent (50%) of any and all recording fees;

7.2.6.       Fifty percent (50%) of any and all escrow fees; and

7.2.7.       Any other expense(s) incurred by Seller or its representative(s) in closing this transaction.

7.3.          Prorations. The following shall be prorated as of the Closing Date and be adjusted against the Purchase Price due at Closing: (a) rents and other charges due from Purchaser to Seller (as landlord) under the Lease as of the Closing Date, including but not limited to the Carry Cost Amounts (as defined in the Third Amendment); (b) installment payments of special assessment liens actually billed or paid as of the Closing Date; and (c) amounts owed by Seller or paid under the contracts described in Section 3.3.1 hereof as of the Closing Date. Within 150 days after the Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the Closing Date, but not billed or paid at that date. All prorations shall be made on a 365-day calendar year basis, based on the actual number of days in the applicable month.

7.4.          Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Closing Date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than March 31, 2007, except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed delivered hereunder but shall survive the Closing.

7.5.          Incentives Payments. Any payments of Incentives (as defined in Section 41 of the Lease) received by Seller or its contractor or any affiliate of Seller on or before Closing that are not reflected in the Purchase Price as computed in Exhibit 2.1 shall be deducted from the Purchase Price as a credit to Purchaser. Further, should Seller receive any such payment regarding Incentives after Closing, Seller shall promptly deliver same to Purchaser.

7.6.          In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Rock Hill, South Carolina.

7.7.          Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 7 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

8.             DAMAGE, DESTRUCTION OR CONDEMNATION.

8.1.          Material Event. If, prior to Closing, the number of parking spaces on the Property are reduced by fifteen percent (15%) or more, the buildings are damaged and the cost of repair exceeds $500,000.00 (as reasonably determined by Seller and its contractors in consultation with Purchaser) or all access to the Property is rendered completely unusable, or is destroyed or taken under power of eminent domain and the cost or repair exceeds $500,000 (as reasonably determined by Seller and its contractors in consultation with Purchaser) (a “Material Event”), Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within seven (7) days after receiving notice of such destruction or taking, and the entire Deposit shall thereupon be refunded to Purchaser. If Purchaser does not give such written notice within such seven (7) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

8.2.          Immaterial Event. If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s rights to any portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

8.3.          Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default under the Agreement beyond any applicable cure period, the entire Deposit shall promptly be returned to Purchaser, and neither party shall have any further liability hereunder except for the Surviving Obligations.

9.             NOTICES.

Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by DHL, Emery Air Freight, Airborne, Federal Express, or similar overnight express service, or by facsimile (only as provided below) in either case addressed to the parties at their respective addresses referenced below:

If to Seller:	Koll Development Company 8115 Preston Road Suite 700 Dallas, Texas 75225 Attention: Scott Ozymy Telephone: 214-696-7825 FAX: 214-696-7825

With a copy to:	Munsch Hardt Kopf & Harr PC 3800 Lincoln Plaza, 500 North Akard Dallas, Texas 75201 Attention: Robert H. Voelker Telephone: 214-855-7594 FAX: 214-978-4379

If to Title Company:	Chicago Title Insurance Company 2001 Bryan St., Ste. 1700 Dallas, TX 75201 Attention: Jocelyn Armstrong Telephone: 214-965-1668 FAX: 214-965-1625

If to Purchaser:

3D Systems Corporation

333 Three D Systems Circle

Rock Hill, South Carolina 29730

Attention:  Robert M. Grace, Jr.,

Vice President, General Counsel and Secretary

Telephone:   803-326-3989

FAX:  ____________________

With a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.

City Plaza Building, Suite 220

140 East Main Street

Rock Hill South Carolina 29730

Attention:  Stephen R. McCrae, Jr.

Telephone:  803-329-7602

FAX:  803-980-7882

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Except for facsimile notices between 9:00 a.m. and 5:00 p.m. Rock Hill, South Carolina time on a business day that are followed up by an overnight courier delivery, telephone and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

10.           CLOSING AND ESCROW.

10.1.        Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however that in the event of any conflict between the provisions of this

Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

10.2.        Seller’s Deliveries. Seller shall deliver at the Closing the following original documents, each executed and, if required, acknowledged:

10.2.1.     The Deed to the Property, in the form attached hereto as Exhibit 10.2.1, conveying to Purchaser a good, indefeasible fee simple and insurable title to the Property, said title to be insurable both as to fee and marketability thereof at regular rates of the Title Company without exception except as to the Permitted Encumbrances, those items arising out actions of Purchaser and other matters subsequently approved by Purchaser or Purchaser’s counsel.

10.2.2.     An Affidavit of Value attached to the Deed pursuant to S. C. Code Section 12-24-10 et seq. and SC Revenue Ruling #04-6 in the form attached hereto as Exhibit 10.2.2.

10.2.3.     A Bill of Sale in the form attached hereto as Exhibit 10.2.3 conveying the Personal Property.

10.2.4.     (i) Copies of all Service Contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the Closing Date; and (ii) an assignment and assumption of Service Contracts and Warranties to Purchaser by way of an Assignment and Assumption of Contracts agreement, in the form attached hereto as Exhibit 10.2.4.

10.2.5.     The Final Plans and Specifications.

10.2.6.     An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 10.2.6.

10.2.7.     An executed owner’s affidavit or other document(s) required by the Title Company as a condition to the issuance of a final title insurance policy in favor of Purchaser with affirmative coverage against the possible lien claims of mechanics, laborers and materialmen and the rights of tenants (other than Purchaser). Additionally, Seller shall discharge in full any and all such indebtedness at or before the Closing.

10.2.8.     Written direction to the Title Company for delivery of the original Letter of Credit.

10.2.9.     Evidence reasonably satisfactory to Purchaser, Purchaser’s attorneys and the Title Company with respect to the right, power and authority of Seller’s designated representative(s) to execute and deliver the closing documents and consummate the sale of the Property, such evidence to include, without limitation, (i) an incumbency certificate and company member certificate signed and dated by the corporate secretary of Seller as of the date of Closing certifying as to the names (and company titles, as applicable) of officers, directors and members of Seller as of the date of Closing and (ii) company resolutions of Seller authorizing Seller to enter into this Agreement and to perform all of Seller’s obligations hereunder, acting through designated corporate officers of Seller.

10.2.10.   A Seller’s Affidavit, South Carolina Withholding Tax, pursuant to SC Code Section 12-8-580 and SC Revenue Advisory Bulletin #02-6 in the form attached hereto as Exhibit 10.2.10.

10.2.11.   The Termination of Lease in the form attached hereto as Exhibit 10.2.11, to be recorded in the public records after Closing.

10.2.12.   Subject to the provisions of Section 12.16 hereof, an agreement in form and substance acceptable to Purchaser reaffirming all of Seller’s representations and warranties contained in this Agreement as of the date of Closing.

10.3.        Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay Seller the remaining balance of the Purchase Price; and (ii) execute the agreement referred to in Section 10.2.2.

10.4.        Possession. Purchaser shall be entitled to exclusive possession of the Property, subject only to the Permitted Encumbrances, upon conclusion of the Closing.

10.5.        Insurance. Seller shall terminate its policies of insurance as of noon on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.

11.           DEFAULT; FAILURE OF CONDITION.

11.1.        Purchaser Default. If Purchaser shall become in breach of or default under this Agreement and the breach or default continues beyond the expiration of the cure period, if any, provided in Section 12.6 hereof, or if Purchaser fails to make the payments of the Carry Cost Amounts (as defined and provided in the Third Amendment), Seller may elect as its sole and exclusive remedy hereunder to either (a) retain the Deposit (including the cash portion and drawing on the Letter of Credit portion of the Deposit, as applicable) as liquidated damages, in which case both parties shall be relieved of and released from any further liability hereunder except for the Surviving Obligations, or (b) enforce Purchaser’s obligations to purchase the Property by delivering written notice to Purchaser within thirty (30) days after the scheduled Closing which describes such default and states Seller’s election to enforce specific performance and actually filing suit within such 60-day period. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture. Upon Seller making the election under (a) of this Section 11.1 above, Purchaser shall have no further right to purchase the Property under this Agreement and paragraphs 4 and 5 of the Third Amendment shall be deemed to be deleted and have no further force or effect. In any event, after Purchaser’s uncured default under this Agreement, the Lease shall remain in full force and effect in the absence of a default thereunder.

11.2.        Seller Default. If Seller shall refuse or fail to convey the Property as herein provided for any reason other than (a) a default by Purchaser and the expiration of the cure period, if any, provided under Section 12.6 hereof; (b) the existence of a Pending Default (as defined in and contemplated by Section 12.6); or (c) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property, Purchaser shall elect as its sole and exclusive remedy hereunder either to (i) terminate the Agreement and recover the entire Deposit, or (ii) enforce Seller’s obligations to convey the Property by delivering written notice to Seller within thirty (30) days after the scheduled Closing which describes such default and states Purchaser’s election to enforce specific performance and actually filing suit within such 60-day period, provided that no such action in specific performance shall seek to require Seller to do any of the following:  (1) change the condition of the Property or restore the same after any fire or other casualty; (2) subject to Section 11.3, below, expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property except for a title encumbrance that is not a Permitted Encumbrance or one arising after the effective date of the Title Commitment; or (3) secure any permit, approval or consent with respect to the Property or Seller’s conveyance of the Property. Purchaser waives any right to receive damages as a result of Seller’s default. In any event, as a result of Seller’s uncured default, Purchaser shall be entitled to extend its Closing Date for a period of time equal to the number of days from Purchaser’s notice to Seller of Seller’s default until the date Seller has cured such default.

11.3.        Failure of Condition. If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that (i) title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances; or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Closing Date, will be untrue in any material respect, or (iii) there is a failure of any of the conditions set forth in Section 4 above, then Purchaser shall promptly give Seller written notice of its objection thereto. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such objection, provided that Purchaser may not object to the state of title of the Property on the basis of matters set out in Section 3.4 above. The parties acknowledge and agree that Seller shall have no obligation to cure any objection within (i) or (ii) above unless it is a defect caused by Seller. If Purchaser fails to waive any such objection within ten (10) days after notice from Seller that Seller will not cure the objection, Purchaser shall be entitled to elect to either (i) close under this Agreement, with a deduction of the amount reasonably necessary to cure such defect from the amount of the Purchase Price due Seller at Closing, either placed in escrow or allowed as a credit to Purchaser, or (ii) terminate this Agreement with a return of the entire Deposit to Purchaser, and neither party shall have any liability to the other except for the Surviving Obligations, and in such event the Lease shall remain in full force and effect except that paragraphs 3, 4 and 5 of the Third Amendment shall be deemed to be deleted and have no further force or effect. For the purposes of this Agreement, any title defect, limitation or encumbrance other than a Permitted Encumbrance shall be deemed cured if the Title Company will agree to issue an ALTA owner’s title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing, and the Title Company agrees to continue to so insure future purchasers of the property without exception for such defect, limitation or encumbrance for no additional premium.

12.           MISCELLANEOUS.

12.1.        Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

12.2.        Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

12.3.        Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA.

12.4.        Assignability. Except for an assignment to a wholly owned subsidiary of Purchaser with seven days prior written notice to Seller, Purchaser may not assign this Agreement without first obtaining Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with financial information including financial statements of the proposed assignee; and (4) provide Seller with a copy of the proposed assignment.

12.5.        Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

12.6.        Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, or should Purchaser fail to pay the Carry Cost Amounts as provided in the Third Amendment, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach, default or failure by such other party if such other party fails to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any such alleged breach, default or failure upon obtaining knowledge thereof. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten (10) day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Closing Date shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 12.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled Closing Date.

12.7.        No Public Disclosure. Except for filings required by law, including, without limitation, filings with the Securities Exchange Commission, Purchaser and Seller shall make no public disclosure of the terms of this transaction, either before or after Closing, without the prior written consent of Seller and Purchaser, except that Purchaser and Seller may also discuss the transaction in confidence with proposed joint venturers or prospective mortgagees and Purchaser may disclose same to its auditors and outside counsel, securities regulators and other governmental agencies.

12.8.        Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of it provisions.

12.9.        Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

12.10.      No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

12.11.      Time of Essence. Time is of the essence in this Agreement.

12.12.      Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

12.13.      Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

12.14.      Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Purchaser.

12.15.      Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection.

12.16.      Survival and Limitation of Representations and Warranties. The representations and warranties set forth in this Agreement, including but not limited to those set forth in Section 1.2, Section 3.3.2 and Section 5.1 above (collectively the “Surviving Obligations”), are made as of the date of this Agreement and are remade as of the Closing Date and shall survive the Closing but written notification of any claim arising therefrom must be received by Seller within one (1) year of the Closing Date or such claim shall be forever barred and Seller shall have no liability with respect thereto. In addition, upon Seller’s receipt of written notification of any such claim, Seller shall first be afforded at least sixty (60) days to cure any breach of Seller’s representations and warranties prior to Purchaser’s filing any claim in connection therewith. The aggregate liability of Seller for breach of any representations and warranties shall not exceed $100,000; and recovery of actual damages up to that amount is Purchaser’s sole and exclusive remedy for any such breach; provided, however, Seller shall have no liability to Purchaser for matters disclosed by Seller or discovered by Purchaser prior to Closing. For matters disclosed or discovered prior to Closing, Purchaser’s sole rights and remedies shall be as set forth in Section 11.2. Whenever a representation or warranty is made in this Agreement on the basis of the knowledge of Seller, such representation or warranty is made with the exclusion of any facts otherwise known or disclosed to Purchaser, and is made solely on the base of the actual knowledge without inquiry or investigation of Scott Ozymy and Larry Wilson.

12.17.      Time to Execute and Deliver. This Agreement shall be void if one fully executed original is not received by Seller on or before 5:00 p.m. C.D.T. date five (5) business days after Seller has delivered its executed copy of this Agreement to Purchaser.

12.18.      Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise specified, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. Rock Hill, South Carolina time.

12.19.      Limitation of Liability. Purchaser hereby acknowledges and agrees that in no event shall any limited partner of Seller ever be liable to Purchaser as a result of a breach of this Agreement, and Purchaser agrees to look solely to Seller or the general partner of Seller for satisfaction of any claim, loss or damage, even if Seller is hereinafter dissolved.

12.20.      Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.

12.21.      Fee Agreement and Incentives Agreement. Purchaser and Seller have agreed on the form of the Fee-in-Lieu-of-Taxation Agreement and Incentives Agreement attached hereto as Exhibit 12.21. Purchaser and Seller agree to reasonably cooperate with each other to finalize and execute such agreements, whether before or after Closing, provided that such agreement by Seller shall be at no cost or expense to Seller. The provisions of this Section 12.21 shall survive the Closing.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:		KDC-CAROLINA INVESTMENTS 3, LP,
a Delaware limited partnership
By:		KDC-Carolina Investments 3 GP, LLC,
a Delaware limited liability company,
its General Partner

		By:		Koll Development Company I, LP,
a Delaware limited partnership,
its Sole Member
Date: December 18, 2006		By:	SWV, LLC,
a Delaware limited liability company,
its General Partner

			By:	/s/ Tobin C. Grove
Tobin C. Grove, President

[CORPORATE SEAL]

PURCHASER:	3D SYSTEMS CORPORATION,
a Delaware corporation

Date: December 18, 2006	By:	/s/ Robert M. Grace, Jr.		,
[CORPORATE SEAL]		Printed Name:	Robert M. Grace, Jr.
		Title:	Vice President, General Counsel & Secretary

An original, fully executed copy of this Agreement, together with the Deposit, has been received by the Title Company this ___ day of ________________________, 2006, and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

Chicago Title Insurance Company
By: York Title Agency, Inc., its agent
By: Spencer & Spencer, PA, its agent

By:
Name:
Title:

EXHIBIT 1.1.1
LEGAL DESCRIPTION

All that certain piece, parcel or tract of land lying and being situated in the City of Rock Hill, York County, South Carolina and being more fully described as follows:

Beginning at a corner on the northern right of way of S.C. Highway No. 161, also being on the south end of a sight triangle with Overview Road, thence along the right of way of S.C. Highway No. 161, N 52°07’00”W, 525.10 feet to a #4 Rebar Found, thence leaving said right of way along a common line with The Links at Waterford LLC property N 01°25’36” E, 573.51 feet to a #4 Rebar Found, thence N 18°08’27” W, 381.33 feet to a #4 Rebar Found, thence N 12°51’15 E, 62.13 feet to a #4 Rebar Found, thence N 58°12’58” E, 480.00 feet to a #4 Rebar Found, thence S 43°42’44” E, 594.87 feet to a #4 Rebar Set, thence S 58°07’31” E, 440.71 feet to a #4 Rebar Found, thence S 34°12’26” W, 169.41 feet to a #4 Rebar Found on the right of way of Overview Drive, thence with said right of way S 33°52’56” W, 370.64 feet to a Nail in Concrete Found, thence S 85°48’52” W, 44.85 feet to a #4 Rebar Found, thence S  34°36’37” W, 66.05 feet to a #4 Rebar Found, thence S 05°52’44” E, 46.10 feet to a #4 Rebar Found, thence S 34°35’19” W, 62.10’ feet to a Nail in Concrete Found, thence S 37°28’42” W, 200.00 feet to a Nail in Concrete Found, thence S 34°37’49” W, 174.91 feet to a #4 Rebar Found at the beginning of a sight triangle with S.C. Highway No. 161, thence with the sight triangle S 85°53’07” W, 52.64 feet to the Point of Beginning.

Said Tract containing 1,074,111 Square Feet, 24.66 Acres.

1

EXHIBIT 1.1.3
INVENTORY OF PERSONAL PROPERTY

None

EXHIBIT 2.1

INITIAL PURCHASE PRICE	$10,048,000

PURCHASE PRICE COMPONENTS
PHASE ONE LAND AND IMPROVEMENTS	$9,709,000		(NOTE 1)
EXPANSION LAND	$339,000
	$10,048,000

INCENTIVE PAYMENTS
RECEIVED TO DATE BY SELLER	($262,248.0	0)

REVISED PURCHASE PRICE	$9,785,752.0	0	AS OF 12/04/2006

NOTE 1:  A PORTION OF THIS AMOUNT MAY COME FROM INCENTIVE
PAYMENTS FROM LOCAL JURISDICTIONS. THAT PORTION INCLUDED
WAS $565,000 AND TO DATE SELLER HAS ONLY RECEIVED $262,248.
THEREFORE THE PURCHASE PRICE IS REDUCED BY THE $262,248 AND
ANY INCENTIVES RECEIVED BY SELLER AFTER CLOSING WILL BE
REFUNDED TO PURCHASER PER THE PURCHASE AGREEMENT.

EXHIBIT 3.1.2

PROPERTY REPORTS

Mactec Project 6234-05-3348 Report of Phase I Environmental Site Assessment of Waterford Business Park dated January 5, 2006.

Mactec Project 6234-05-3348 Results of the U.S. and Wetland Determination of 25-Acre Waterford Site dated December 29, 2005.

Mactec Project 6234-05-3348 Report of Geotechnical Exploration 24.6 Acre Site of Waterford Business Park dated January 4, 2006.

EXHIBIT 3.3.1
SCHEDULE OF SERVICE CONTRACTS

See Operation and Maintenance Provider List attached

EXHIBIT 3.3.2
SCHEDULE OF WARRANTIES

[SEE ATTACHED]

EXHIBIT 10.2.1
SPECIAL WARRANTY DEED

STATE OF SOUTH CAROLINA	§
	§	KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF YORK	§

                                     , a                                                                                                       (hereinafter called “Grantor”), whose address is _________________________________, Attention:__________________, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration (see Affidavit of Value attached hereto) paid to Grantor by                                                                                                                                                             , a                                                                                                            (hereinafter called “Grantee”), whose address is _________________________________, the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, SELL, CONVEY, ASSIGN and DELIVER to Grantee the real property described in Exhibit A attached hereto and made a part hereof, together with all buildings and other improvements situated thereon, all fixtures and other property affixed thereto and all right, title and interest of Grantor in and to adjacent streets, alleys and rights-of-way, subject to the encumbrances described in Exhibit B attached hereto and made a part hereof (hereinafter called the “Permitted Encumbrances”).

TO HAVE AND TO HOLD the herein described property, together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, its successors and assigns, forever, and Grantor does hereby bind itself and its successors and assigns to warrant and forever defend all and singular the said premises unto Grantee, its successors and assigns against every person whomsoever lawfully claiming, or to claim the same, or any part thereof, by, through, or under Grantor, but not otherwise, subject however, to the Permitted Encumbrances.

Grantee hereby assumes the payment of ______ ad valorem taxes on the herein described property.

IN WITNESS WHEREOF, this Deed is executed by Grantor on this                          day of                                                     , ______, to be effective as of                                  , ______.

,
WITNESSES:		a

By:
a
Its

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on                                         , ______ by                                                                                                                          ,                                                                                               of                                                                                                                                            , a                                                                            ,                                                               of

                                                                                                                , a                                                                                             on behalf of said                                                                 and                                                                         .

Notary Public, State of

My Commission Expires:	Print Name of Notary

The address of Grantee is:

EXHIBIT A
To Special Warranty Deed

PROPERTY DESCRIPTION

All that certain piece, parcel or tract of land lying and being situated in the City of Rock Hill, York County, South Carolina and being more fully described as follows:

Beginning at a corner on the northern right of way of S.C. Highway No. 161, also being on the south end of a sight triangle with Overview Road, thence along the right of way of S.C. Highway No. 161, N 52°07’00”W, 525.10 feet to a #4 Rebar Found, thence leaving said right of way along a common line with The Links at Waterford LLC property N 01°25’36” E, 573.51 feet to a #4 Rebar Found, thence N 18°08’27” W, 381.33 feet to a #4 Rebar Found, thence N 12°51’15 E, 62.13 feet to a #4 Rebar Found, thence N 58°12’58” E, 480.00 feet to a #4 Rebar Found, thence S 43°42’44” E, 594.87 feet to a #4 Rebar Set, thence S 58°07’31” E, 440.71 feet to a #4 Rebar Found, thence S 34°12’26” W, 169.41 feet to a #4 Rebar Found on the right of way of Overview Drive, thence with said right of way S 33°52’56” W, 370.64 feet to a Nail in Concrete Found, thence S 85°48’52” W, 44.85 feet to a #4 Rebar Found, thence S  34°36’37” W, 66.05 feet to a #4 Rebar Found, thence S 05°52’44” E, 46.10 feet to a #4 Rebar Found, thence S 34°35’19” W, 62.10’ feet to a Nail in Concrete Found, thence S 37°28’42” W, 200.00 feet to a Nail in Concrete Found, thence S 34°37’49” W, 174.91 feet to a #4 Rebar Found at the beginning of a sight triangle with S.C. Highway No. 161, thence with the sight triangle S 85°53’07” W, 52.64 feet to the Point of Beginning, all as shown on plat recorded in Plat Book ___, Page ____, Office of the Clerk of Court for York County, South Carolina, to which plat reference is hereby made.

Said Tract containing 1,074,111 Square Feet, 24.66 Acres.

[Include title derivation clause.]

EXHIBIT B
To Special Warranty Deed

PERMITTED ENCUMBRANCES

EXHIBIT 10.2.2
AFFIDAVIT OF VALUE

STATE OF )
COUNTY OF )	AFFIDAVIT

PERSONALLY appeared before me the undersigned, who being duly sworn, deposes and says:

1.                                  I have read the information on this affidavit and I understand such information.

2.                                  The property being transferred consists of an approximately _____ acre tract near _____________ in __________ [City of; Township; etc.], _______ County, bearing ______________ County Tax Map Number _______________ and was transferred by _____________ to ________________ on ______________, 2006.

3.                                  Check one of the following:  The deed is

(a)	______	subject to the deed recording fee as a transfer for consideration paid or to be paid in money or money’s worth.

(b)	______

subject to the deed recording fee as a transfer between a corporation, a partnership, or other entity and a stockholder, partner, or owner of the entity, or is a transfer to a trust or as a distribution to a trust beneficiary.

(c)	______	exempt from the deed recording fee because (See Information Section of affidavit): (If exempt, please skip items 4-7, and go to item 8 of this affidavit.)

If exempt under exemption #14 as described in the Information section of this affidavit, did the agent and principal relationship exist at the time of the original sale and was the purpose of this relationship to purchase the realty?  Check Yes _____ or No _____

4.                                  Check one of the following if either item 3(a) or item 3(b) above has been checked (See Information section of this affidavit):

(a)	______	The fee is computed on the consideration paid or to be paid in money or money’s worth in the amount of _________________.

(b)	______	The fee is computed on the fair market value of the realty which is .

(c)	______	The fee is computed on the fair market value of the realty as established for property tax purposes which is _______________

5.                                  Check Yes      or No        to the following:  A lien or encumbrance existed on the land, tenement, or realty before the transfer and remained on the land, tenement, or realty after the transfer. If “Yes,” the amount of the outstanding balance of this lien or encumbrance is: _____________________.

6.                                  The deed recording fee is computed as follows:

(a)	Place the amount listed in item 4 above here:_________________________
(b)	Place the amount listed in item 5 above here: _________________________
(If no amount is listed, place zero here.)
(c)	Subtract Line 6(b) from Line 6(a) and place result here

7.                                  The deed recording fee due is based on the amount listed on Line 6(c) above and the deed recording fee due is:                                            .

8.                                  As required by Code Section 12-24-70, I state that I am a responsible person who was connected with the transaction as:                                                                               .

9.                                  I understand that a person required to furnish this affidavit who willfully furnishes a false or fraudulent affidavit is guilty of a misdemeanor and, upon conviction, must be fined not more than one thousand dollars or imprisoned not more than one year, or both.

Responsible Person Connected with the Transaction

SWORN to before me this
day of	, 2006	Print or type Name Here

Notary Public for
My Commission Expires:

INFORMATION

Except as provided in this paragraph, the term “value” means “the consideration paid or to be paid in money or money’s worth for the realty.”  Consideration paid or to be paid in money’s worth includes, but is not limited to, other realty, personal property, stocks, bonds, partnership interest and other intangible property, the forgiveness or cancellation of a debt, the assumption of a debt, and the surrendering of any right. The fair market value of the consideration must be used in calculating the consideration paid in money’s worth. Taxpayers may elect to use the fair market value of the realty being transferred in determining fair market value of the consideration. In the case of realty transferred between a corporation, a partnership, or other entity and a stockholder, partner, or owner of the entity, and in the case of realty transferred to a trust or as a distribution to a trust beneficiary, “value” means the realty’s fair market value. A deduction from value is allowed for the amount of any lien or distribution to a trust beneficiary, “value” means the realty’s fair market value. A deduction from value is allowed for the amount of any lien or encumbrance existing on the land, tenement, or realty before the transfer and remaining on the land, tenement, or realty after the transfer. Taxpayers may elect to use the fair market value for property tax purposes in determining fair market value under the provisions of the law.

Exempted from the fee are deeds:

(1)           transferring realty in which the value of the realty, as defined in Code Section 12-24-30, is equal to or less than one hundred dollars;

(2)           transferring realty to the federal government or to a state, its agencies and departments, and its political subdivisions, including school districts;

(3)           that are otherwise exempted under the laws and Constitution of this State or of the United States;

(4)           transferring realty in which no gain or loss is recognized by reason of Section 1041 of the Internal Revenue Code as defined in Section 12-6-40(A);

(5)           transferring realty in order to partition realty as long as no consideration is paid for the transfer other than the interests in the realty that are being exchanged in order to partition the realty;

(6)           transferring an individual grave space at a cemetery owned by a cemetery company licensed under Chapter 55 of Title 39;

(7)           that constitute a contract for the sale of timber to be cut;

(8)           transferring realty to a corporation, a partnership, or a trust in order to become, or as, a stockholder, partner, or trust beneficiary of the entity provided no consideration is paid for the transfer other than stock in the corporation, interest in the partnership, beneficiary interest in the trust, or the increase in value in such stock or interest held by the grantor. However, the transfer of realty from a corporation, a partnership, or a trust to a stockholder, partner, or trust beneficiary of the entity is subject to the fee even if the realty is transferred to another corporation, a partnership, or trust;

(9)           transferring realty from a family partnership to a partner or from a family trust to a beneficiary, provided no consideration is paid for the transfer other than a reduction in the grantee’s interest in the partnership or trust. A “family partnership” is a partnership whose partners are all members of the same family. A “family trust” is a trust, in which the beneficiaries are all members of the same family. The beneficiaries of a family trust may also include charitable entities. “Family” means the grantor and the grantor’s spouse, parents, grandparents, sisters, brothers, children, stepchildren, grandchildren, and the spouses and lineal descendants of any the above. A “charitable entity” means an entity which may receive deductible contributions under Section 170 of the Internal Revenue Code as defined in Section 12-6-40(A);

(10)         transferring realty in a statutory merger or consolidation from a constituent corporation to the continuing or new corporation;

(11)         transferring realty in a merger or consolidation from a constituent partnership to the continuing or new partnership;

(12)         that constitute a corrective deed or a quitclaim deed used to confirm title already vested in the grantee, provided that no consideration of any kind is paid or is to be paid under the corrective or quitclaim deed;

(13)         transferring realty subject to a mortgage to the mortgagee whether by a deed in lieu of foreclosure executed by the mortgagor or deed executed pursuant to foreclosure proceedings;

(14)         transferring realty from an agent to the agent’s principal in which the realty was purchased with funds of the principal, provided that a notarized document is also filed with the deed that establishes the fact that the agent and principal relationship existed at the time of the original purchase as well as for the purpose of purchasing the realty; and

(15)         transferring title to facilities for transmitting electricity that is transferred, sold, or exchanged by electrical utilities, municipalities, electric cooperatives, or political subdivisions to a limited liability company which is subject to regulation under the Federal Power Act (16 U.S.C. Section 791(a)) and which is formed to operate or take functional control of electric transmission assets as defined in the Federal Power Act.

EXHIBIT 10.2.3
FORM OF BILL OF SALE

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                                                                                                                                                , a                                                                                                            (the “Seller”), hereby conveys to                                                                                                                                                            , a                                                                                                            (the “Purchaser”), all of Seller’s right, title and interest in and to those certain items of personal property described on Exhibit A attached hereto and made a part hereof (the “Personal Property”) relating to certain real property known as                                                                                                                        ,                                                               ,                                                               .

Seller warrants and represents it has good title to the Personal Property. However, Seller has not made and does not make any express or implied warranty or representation regarding the Personal Property’s fitness for any particular purpose; the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; patent infringement or latent defects. Purchaser accepts the Personal Property on an “AS IS, WHERE IS” basis, and “WITH ALL FAULTS.”

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of the _________ day of                 , 2006.

,
a

By:
a
Its

By:
Name:
Title:

EXHIBIT 10.2.4
FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS

In consideration of One Dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                                                                                                                                                                     , a                                                                                            (“Assignor”), hereby assigns and delegates to                                                                                                                                                                                             , a                                                                                            (the “Assignee”), with an office and place of business at                                                                                                                                                                                                     ,                                                                 ,                                                               , and Assignee hereby assumes and accepts the assignment and delegation of all of Assignor’s right, title and interest in and to the service contracts described on Exhibit A attached hereto (the “Service Contracts”) and the warranties described on Exhibit B (the “Warranties”) attached hereto relating to certain real property known as                                                                                                                                         and located at                                                                                                                                                       ,                                                               ,                                                               , and Assignee hereby accepts such assignment.

Assignee hereby agrees to hold Assignor harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees, originating on or after the date hereof and arising out of the Assignee’s obligations under the Service Contracts described in Exhibit A.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the _______ day of                                , ______.

ASSIGN:

,
a

By:
a
its

By:
Name:
Title:

ASSIGNOR:

,
a

By:
a
Its

By:
Name:
Title:

EXHIBIT 10.2.6
AFFIDAVIT PURSUANT TO FOREIGN INVESTMENT
AND REAL PROPERTY TAX ACT FORM OF FIRPTA AFFIDAVIT

[SEE ATTACHED]

The undersigned hereby certifies that the name, address and United States taxpayer identification number of the transferor of the real property described in Exhibit A attached hereto and incorporated herein by reference is as follows:

Name and Address	Tax I.D. Number

In addition, the undersigned hereby certifies that the transferor is not a “disregarded entity” as defined in Treasury Regulations, Section 1.1445-2(b)(2)(iii).

There is no other person or entity who has an ownership interest in the property. The transferor is                                                                                                                  , a                                                                                            organized and existing under the laws of the State of                                            , and, as such, is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations).

The undersigned understands that the purchaser of the property intends to rely on the foregoing representations in connection with the United States Foreign Investment and Real Property Act.

,
a

By:
a
Its

By:
Name:
Date:	,			Title:

EXHIBIT 10.2.10
FORM OF SELLER’S AFFIDAVIT, SOUTH CAROLINA WITHHOLDING

SELLER’S Affidavit
South Carolina Withholding Tax
SC Code Section 12-8-580

THIS IS AN AFFIDAVIT OF FACTS. WHETHER OR NOT THIS AFFIDAVIT IS SUFFICIENT TO RELIEVE THE BUYER OF THE RESPONSIBILITY TO WITHHOLD IS GOVERNED BY SC REVENUE RULING 02-6. PLEASE READ THIS AFFIDAVIT CAREFULLY IN CONJUNCTION WITH ADVISORY OPINION.

The undersigned on oath, being first duly sworn, hereby certifies as follows:

1.             This affidavit is being given in connection with a sale of real estate pursuant to SC Revenue Ruling #02-6.

2.             I have attached to this affidavit a description of the real property and any tangible personal property being sold as part of this sale. The real property is located in the County of                      and its tax map number(s) is                                                          .

3.             The undersigned is the Seller of the property described in the attached description.

4.             The closing date of this sale is                                                                          .

5.             The Seller’s name is                                                                                                             .

6.             The Seller’s address is

(number, street or rural route)

(city, state and zip code)

7.             The Seller’s social security number or taxpayer identification number is                   .

8.             The undersigned acknowledges his obligation to file a South Carolina income tax return for the year of sale.

9.             ☐            Resident. The Seller is a resident of South Carolina, as that term is defined in the South Carolina income tax laws (S.C. Code Section 12-2-20 et seq.).

10.           ☐            Deemed Resident. Pursuant to Code Section 12-8-580(C) and SC Revenue Advisory Bulletin #02-6, the Seller is deemed to be a resident of South Carolina because:

a.             The Seller is a corporation incorporated outside South Carolina, has its principal place of business in South Carolina, and does no business in its state of incorporation, or

b.             The Seller (i) has been in business in South Carolina during the last two taxable years, including the year of sale, (ii) will continue substantially the same business in South Carolina after the sale, (iii) is not delinquent with respect to filing any South Carolina income tax returns, (iv) has filed at least one South Carolina income tax return, and (v) has a certificate of authority to do business in South Carolina or is registered to do business in South Carolina and

11.           The Seller agrees to report the sale on a timely filed South Carolina income tax return.

12.           ☐            Tax-Exempt Organizations. The Seller is an organization exempt from income taxes under Internal Revenue Code Section 501(a) or is an insurance company exempt from South Carolina taxes on income.

13.           ☐            Gain Amount. The Seller affirms pursuant to Code Section 12-8-580(B) that the amount of gain required to be recognized on this transaction and on which buyer is to make the requisite withholding will not exceed $ ___________________.

14.           ☐            Withholding Amount Equals Entire Net Proceeds. If the withholding amount is limited to the entire net proceeds, any lien, mortgage or credit line advance which was made within one year prior to the closing was not made in contemplation of the sale. See Question and Answer 15 in SC Revenue Ruling #02-6 for a discussion of loans made in contemplation of the sale.

15.           Installment Sale.

☐            The Seller will report this sale on the installment method for South Carolina income tax purposes, and has attached an amortization schedule correctly designating the principal and interest portions of the payments. If withholding is to be limited to the gain, Seller has entered the gain amount in item 12.

☐            The Seller elects out of the installment sale method for South Carolina purposes and will report the entire withholding in one payment. If withholding is to be limited to the gain, the Seller has entered the gain amount in item 12.

16.           ☐            Principal Residence or Involuntary Conversion – Nonrecognition of Gain.. The sale of the property will not be subject to taxes because of Internal Revenue Code Section 121 (sale of a principal residence) or Internal Revenue Section 1033 (involuntary conversions). If the Seller fails to comply with Section 1033, the Seller acknowledges an obligation to file an amended South Carolina income tax return for the year of the sale.

17.           Like Kind Exchange.

☐            In a simultaneous exchange, the entire gain is deferred under Internal Revenue Code Section 1031.

☐            A gain will be partially recognized. Enter the gain amount in item 12.

☐            The gain is intended to be deferred under Internal Revenue Code Section 1031 using a qualified intermediary and the steps required by SC Revenue Advisory Bulletin #20-6 have been completed.

18.           ☐            Employee Relocation. The transaction involves the sale of an employee’s property which is being sold by an employer or relocation company in connection with the employee’s transfer. For income tax purposes the sale is treated as a sale by the employer or relocation company.

The undersigned understands that this affidavit may be disclosed to the Department and that any false statement contained herein could be punished by fine, imprisonment, or both.

(Signature)

(Name-Please Print)

If the person making the affidavit is not the Seller, complete the following:

(Affiant’s Social Security Number of Taxpayer Identification Number)

(Affiant’s Street Address)

(Affiant’s City, State and Zip Code)

SUBSCRIBED AND SWORN to

Before me this	day of
, year of

(Notary Public)

My commission expires:

EXHIBIT 10.2.11

FORM OF TERMINATION OF LEASE

STATE OF SOUTH CAROLINA	)
)
COUNTY OF YORK	)

TERMINATION OF LEASE AND MEMORANDUM OF LEASE, PURCHASE

OPTION, LIMITED PURCHASE OPTION OF EXPANSION LAND, AND

RIGHT OF FIRST OFFER

KNOW ALL MEN BY THIS PRESENTS that the undersigned have terminated that certain Lease Agreement between KDC-Carolina Investments 3, LP, as “Landlord,” and 3D Systems Corporation., as “Tenant,” dated February 8, 2006, as amended by First Amendment to Lease Agreement dated August 7, 2006, Second Amendment to Lease Agreement dated October 6, 2006, and Third Amendment to Lease Agreement dated December __, 2006 (collectively, the “Lease”), as evidenced by Memorandum of Lease, Purchase Option, Limited Purchase Option of Expansion Land, and Right of First Offer, dated February 8, 2006, recorded February 9, 2006, in Record Book 7788, Page 21, Office of the Clerk of Court for York County, South Carolina (the “Memorandum of Lease”), and the undersigned do further aver that all provisions of the Lease and Memorandum of Lease will have no further force and effect except certain surviving obligations of Landlord under Section 3(h) of the Lease and of both parties under Section 41 of the Lease, as well as the pertinent provisions regarding the parties’ Default and Remedies applicable thereto.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Termination of Lease and Memorandum of Lease, Purchase Option, Limited Purchase Option of Expansion Land, and Right of First Offer to be duly executed on this _____ day of ______________, 200__.

WITNESSES: LANDLORD:

KDC-CAROLINA INVESTMENTS 3, LP,
a Delaware limited partnership

[Signature of Witness #1]	By:	KDC-Carolina Investments GP, LLC,
a Delaware limited liability company,
its General Partner

By:	Koll Development Company I, LP,
[Signature of Witness #2]	a Delaware limited partnership,
Its Sole Member

By:	SWV, LLC,
a Delaware limited liability company,
d/b/a SWV GP, LLC in Texas,
Its General Partner

By:
Tobin C. Grove, President

WITNESSES:	TENANT:

3D SYSTEMS CORPORATION,
a Delaware corporation

[Signature of Witness #1]

By:
Name: Robert M. Grace, Jr.
Title: Vice President, General Counsel and Secretary
[Signature of Witness #2]

STATE OF

COUNTY OF

This ____ day of __________________, 200_, personally came before me Tobin C. Grove, who, being by me duly sworn, says that he is President of SWC, LLC, a Delaware limited liability company, the General Partner of Koll Development Company I, LP, the sole member of KDC-Carolina Investments GP, LLC, a Delaware limited liability company, the General Partner of KDC-Carolina Investments 3, LP, a Delaware limited partnership, that the foregoing Termination of Lease and Memorandum of Lease, Purchase Option, Limited Purchase Option of Expansion Land and Right of First Offer was signed by him, on behalf of said limited partnership, by its authority duly given. And the said ________________ acknowledged the said writing to be the act and deed of said partnership.

NOTARY PUBLIC FOR___________

[NOTARIAL SEAL]

STATE OF

COUNTY OF

This ____ day of ________________, 200_, personally came before me Robert M. Grace, Jr., who, being by me duly sworn, says that he is Vice President, General Counsel and Secretary of 3D Systems Corporation, a Delaware corporation, and that said Termination of Lease and Memorandum of Lease, Purchase Option, Limited Purchase Option of Expansion Land and Right of First Offer was signed by him, on behalf of said Corporation, by its authority duly given. And the said Vice President, General Counsel and Secretary acknowledged the said writing to be the act and deed of said Corporation.

NOTARY PUBLIC FOR___________

[NOTARIAL SEAL]

My Commission Expires:

Exhibit A

[Insert legal description of Land]

EXHIBIT 12.21

FEE-IN-LIEU-OF-TAXATION AGREEMENT AND INCENTIVES AGREEMENT